Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 15, 2015, by and among Virtu Financial, Inc., a Delaware corporation (“Virtu”), Virtu Financial Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Virtu Financial Intermediate Holdings LLC, a Delaware limited liability company (“Intermediate Holdings” and, together with Merger Sub, the “Virtu Subs”), SLP III EW Feeder LLC (f/k/a SLP III EW Feeder Corp.), a Delaware limited liability company (“SL Temasek LLC” and, together with the Virtu Subs, the “Constituent Entities”), SLP III EW Feeder I, L.P., a Delaware limited partnership (“SLP Member”) and Havelock Fund Investments Pte Ltd., a Singapore private limited company (the “Temasek Member” and, together with the SLP Member, the “Members”).

W I T N E S S E T H:

WHEREAS, on December 30, 2014, SL Temasek LLC was converted from a Delaware corporation to a Delaware limited liability company and elected to be classified as a corporation for U.S. federal income tax purposes;

WHEREAS, SL Temasek LLC and the Members are party to the Amended and Restated Limited Liability Company Agreement, dated as of December 31, 2014 (the “A&R SL Temasek LLC Agreement”);

WHEREAS, in connection with the initial public offering (“IPO”) of Virtu’s Class A Common Stock, par value $0.00001 per share (“Virtu Class A Stock”), contemplated by Virtu’s Registration Statement on Form S-1, as amended (File No. 333-194473) (the “Registration Statement”), on the date hereof and immediately prior to the execution of this Agreement, SLP III EW Feeder II, L.P., a Delaware limited partnership (“SLP Feeder”), distributed to SL Temasek LLC and Silver Lake Technologies Associates III, L.P., a Delaware limited partnership (the “General Partner”) a number of Class A-1 limited liability company interests (such interests, the “Owned Class A-1 Interests”) of Virtu Financial LLC, a Delaware limited liability company (“Virtu LLC”), pursuant to Section 2.1(b)(ii) of that certain Reorganization Agreement, dated as of the date hereof, by and among Virtu, the Virtu Subs, SL Temasek LLC, the Members and the other persons party thereto (the “Reorganization Agreement”);

WHEREAS, Merger Sub has elected to be classified as a corporation for U.S. federal income tax purposes, effective as of March 1, 2015;

WHEREAS, the board of directors of Virtu and the managing member of SL Temasek LLC have each deemed it advisable and in the best interests of the Constituent Entities and their respective equityholders that (i) Merger Sub merge with and into SL Temasek LLC under and pursuant to the provisions of the Delaware Limited Liability Company Act (the “DLLCA”); and (ii) immediately following such merger, SL Temasek LLC merge with and into Intermediate Holdings under and pursuant to the provisions of the DLLCA;

WHEREAS, (i) the board of directors of Virtu, in Virtu’s capacity as the sole member of Merger Sub, and SLP Member, in SLP Member’s capacity as the managing member of SL Temasek LLC, have each approved Merger I (as defined below); and (ii) the board of directors of Virtu, in Virtu’s capacity as (x) the sole member of SL Temasek LLC following Merger I and (y) the sole member of Intermediate Holdings, has approved Merger II (as defined below).

WHEREAS, pursuant to Section 2.1(b)(vi) of the Reorganization Agreement, on the date hereof and immediately following the Mergers (as defined below), the Owned Class A-1 Interests shall be reclassified into a number of non-voting common limited liability company interest units of Virtu LLC (such units, the “Owned Common Units”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

Section 1.1                                   The Mergers.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at Effective Time I (as defined below) Merger Sub will be merged (“Merger I”) with and into SL Temasek LLC in accordance with the provisions of Section 18-209 of the DLLCA.  Following Merger I, SL Temasek LLC will continue as the surviving entity (“Surviving Entity I”) and the separate legal existence of Merger Sub shall cease.

(b)                                 Upon the terms and subject to the conditions set forth in this Agreement, at Effective Time II (as defined below) SL Temasek LLC will be merged (“Merger II” and, together with Merger I, the “Mergers”) with and into Intermediate Holdings in accordance with the provisions of Section 18-209 of the DLLCA.  Following Merger II, Intermediate Holdings will continue as the surviving entity (“Surviving Entity II” and, together with Surviving Entity I, the “Surviving Entities”) and the separate legal existence of SL Temasek LLC shall cease.

Section 1.2                                   Effective Time.

(a)                                 Merger I will be consummated on the Closing Date (as defined below) by the filing of a certificate of merger substantially in the form of Exhibit A-1 hereto (the “Certificate of Merger I”) with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA.  The time Merger I becomes effective in accordance with Section 18-209(d) of the DLLCA is referred to in this Agreement as “Effective Time I.”

(b)                                 Merger II will be consummated immediately following Merger I on the Closing Date by the filing of a certificate of merger substantially in the form of Exhibit A-2 hereto (the “Certificate of Merger II”) with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA.  The time Merger II becomes effective in accordance with Section 18-209(d) of the DLLCA is referred to in this Agreement as “Effective Time II.”

Section 1.3                                   Effects of the Mergers.

(a)                                 Merger I will have the effects set forth in Section 18-209(g) of the DLLCA.  Without limiting the generality of the foregoing, as of Effective Time I, all properties, rights, privileges, powers and franchises of Merger Sub will vest in SL Temasek LLC, as Surviving Entity I, and all debts, liabilities and duties of Merger Sub will become debts, liabilities and duties of SL Temasek LLC, as Surviving Entity I.

(b)                                 Merger II will have the effects set forth in Section 18-209(g) of the DLLCA.  Without limiting the generality of the foregoing, as of Effective Time II, all properties, rights, privileges, powers and franchises of SL Temasek LLC will vest in Intermediate Holdings, as Surviving Entity II, and all debts, liabilities and duties of SL Temasek LLC will become debts, liabilities and duties of Intermediate Holdings, as Surviving Entity II.

Section 1.4                                   Organizational Documents.

(a)                                 Merger I. The Certificate of Formation of SL Temasek LLC as in effect immediately preceding Effective Time I shall remain unchanged as a result of Merger I and shall continue as the Certificate of Formation of Surviving Entity I following Merger I.

(b)                                 Merger II.

(i)                               The Certificate of Formation of Intermediate Holdings as in effect immediately preceding Effective Time II shall remain unchanged as a result of Merger II and shall continue as the Certificate of Formation of Surviving Entity II following Merger II.

(ii)                            The Limited Liability Company Agreement of Intermediate Holdings as in effect immediately preceding Effective Time II shall remain unchanged as a result of Merger II and shall continue as the Limited Liability Company Agreement of Surviving Entity II following Merger II.

Section 1.5                                   Officers.

(a)                                 The officers of SL Temasek LLC at Effective Time I, if any, shall continue as the officers of Surviving Entity I, and will hold office until Effective Time II.

(b)                                 The officers of Intermediate Holdings at Effective Time II, if any, shall continue as the officers of Surviving Entity II, and will hold office from Effective Time II until their respective successors are duly elected or appointed and qualified in the manner provided in the Limited Liability Company Agreement of Surviving Entity II or as otherwise provided by law.

Section 1.6                                   Equity Securities.

(a)                                 At Effective Time I, each of the following transactions shall be deemed to occur simultaneously:

(i)                               Subject to Section 1.7, the Class A Units, Class B Units and Class M Units (as each such term is defined in the A&R SL Temasek LLC Agreement) outstanding immediately prior to Effective Time I shall, by virtue of Merger I and without any action on the part of the holder thereof, be cancelled and converted into (1) the number of shares of Virtu Class A Stock set forth opposite such Units on Schedule A, (2) the rights of each Member to receive payments in respect of certain cash tax savings of Virtu that are the subject of that certain Tax Receivable Agreement, dated as of the date hereof, by and between Virtu and the Members (the “Stockholders Tax Receivable Agreement”); and (3) the rights of each Member to receive its pro rata share (based on the “Pro Rata Percentage” set forth opposite such Member’s name on Schedule A (“Pro Rata Percentage”) of any cash distributions paid or payable to SL Temasek LLC and the General Partner in respect of the Owned Class A-1 Interests by Virtu LLC pursuant to Section 5.03(f) of the Third Amended and Restated Limited Liability Company Agreement of Virtu LLC, dated as of the date hereof.

(ii)                            The parties acknowledge that Virtu is issuing the shares of Virtu Class A Stock to the Members pursuant to Section 1.6(a)(i) (collectively, the “Issued Shares”) in reliance upon the representations given by the Members in Section 3.1 of the Reorganization Agreement, and in Section 1.8 hereof.

(iii)                         The limited liability company interests in Merger Sub outstanding immediately prior to Effective Time I (100% of which are held by Virtu) shall, by virtue of Merger I and without any action on the part of the holder thereof, be converted into limited liability company interests in SL Temasek LLC (100% of which shall be held by Virtu).

(b)                                 At Effective Time II, each of the following transactions shall be deemed to occur simultaneously:

(i)                               Without any action on the part of the holder thereof, the limited liability company interests in Intermediate Holdings outstanding immediately prior to Effective Time II (100% of which are held by Virtu) shall remain outstanding limited liability company interests of Surviving Entity II.

(ii)                            Without any action on the part of the holder thereof, the limited liability company interests of SL Temasek LLC issued to Virtu pursuant to

Section 1.6(a)(iii) and Section 1.11(a) shall be converted into additional limited liability company interests of Surviving Entity II (such that Virtu will continue to hold 100% of the limited liability company interests of Surviving Entity II).

Section 1.7                                   No Fractional Shares.  Notwithstanding anything to the contrary in Section 1.6(a), no fractional shares of Virtu Class A Stock will be issued.  If the number of shares of Virtu Class A Stock to be received by either Member is not a whole number, then the number of shares of Virtu Class A Stock that such Member shall be entitled to receive pursuant to this Agreement shall be rounded up or down to the nearest whole share.

Section 1.8                                   Member Representations.  Each Member, severally and not jointly and severally, hereby makes the following representations and warranties; provided that each Member makes the representations and warranties set forth in Section 1.8(b) solely as to itself and not to any other Member and shall not bear any liability resulting from any inaccuracy in, breach of, or failure to be true and correct of such representations and warranties with respect to the other Members:

(a)                                 SL Temasek LLC.

(i)                                           The Members have delivered to Virtu and the Virtu Subs a true and complete copy of the certificate of formation and the A&R SL Temasek LLC Agreement, each as in effect on the date hereof.

(ii)                                        As of the date hereof (and as of immediately prior to Effective Time I), (i) 57,856,437.48  Class A Units, 42,143,562.52 Class B Units and one Class M Unit are issued and outstanding and (ii) except as provided in the foregoing clause (i), no other limited liability company interests of SL Temasek LLC, or securities convertible or exchangeable into or exercisable for any limited liability company interests of SL Temasek LLC, are authorized, issued, reserved for issuance or outstanding.

(iii)                                     Other than (a) its investment in SLP Feeder, (b) the transactions contemplated by the plan of liquidation of SLP Feeder and the Reorganization Agreement, (c) holding cash or cash equivalents, (d) maintaining its corporate existence (including the payment of any taxes and/or other fees and the preparation and filing of any returns in respect thereof), (e) the transactions contemplated by that certain Equity Redemption and Purchase Agreement, dated as of December 7, 2014, by and among the Members, Virtu LLC and certain other parties thereto (the “Equity Redemption and Purchase Agreement”), and (f) ministerial acts necessary to conducting the operations listed in the foregoing clauses (a) through (e), SL Temasek LLC (i) has not conducted any business since its formation and (ii) has no indebtedness or other liabilities.

(iv)                                    All Class A Units, Class B Units and Class M Units have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any pre-emptive rights.

(v)                           As of the date hereof (and as of immediately prior to Effective Time I): (a) All material tax returns required to be filed by SL Temasek LLC have been timely filed in accordance with applicable law; (b) SL Temasek LLC has timely paid all material taxes required to be paid by it in accordance with applicable law (whether or not shown on such tax returns); (c) There are no tax audits, assessments, disputes or other proceedings in respect of a material tax liability currently pending or, to the knowledge of such Member, threatened in writing against SL Temasek LLC; and (d) There are no mortgage, pledge, security interest, claim, encumbrance, hypothecation, transfer restriction, lien or charge of any kind (except for such limitations arising under the Act or similar applicable law) (“Liens”) for taxes on the assets of SL Temasek LLC other than Liens for current taxes not yet due and payable.  It shall not be a breach of any of the representations in this Section 1.8(a)(v) if the failure or inaccuracy of the representations arises as a result of Virtu LLC or its affiliates (i) having provided inaccurate information to SL Temasek LLC or either Member (including on a schedule K-1) or (ii) having failed to provide SL Temasek LLC or either Member with any information required by them.

(vi)                        SL Temasek LLC has elected to be classified as a corporation for U.S. federal income tax purposes, effective as of December 30, 2014.

For the purposes of the representations and warranties set forth in this Section 1.8(a) (the “SL Temasek LLC Representations”), any liabilities of the Members resulting from any inaccuracy in, breach of, or failure to be true and correct of any of the SL Temasek LLC Representations shall be borne by each Member on a several basis pro rata based on such Member’s Pro Rata Percentage; provided that any liabilities of the Members resulting from any inaccuracy in, breach of, or failure to be true and correct of any of the SL Temasek LLC Representations with respect to any liability arising prior to December 31, 2014 or arising from or relating to the operations or assets of SL Temasek LLC incurred prior to such date shall be borne 100% by the SLP Member.

(b)                                 Members.

(i)                                           Such Member is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”).

(ii)                                        Such Member or its representative has had access to the same kind of information concerning Virtu that is required by Schedule A of the Act, to the extent that Virtu possesses such information.

(iii)                                     Such Member has received a copy the Registration Statement, and such other information as such Member may have requested from Virtu.

(iv)                                    Such Member has such knowledge and experience in financial and business matters that it is capable of utilizing the information that is available to it concerning Virtu to evaluate the risks of investment in Virtu including the risk that it could lose its entire investment in Virtu.

(v)                                       Such Member understands that, other than the Issued Shares that have been registered pursuant to the Registration Statement, such Member’s Issued Shares have not been registered under the Act, the securities laws of any state or the securities laws of any other jurisdiction, and such Issued Shares must be held indefinitely, are subject to restrictions on sale and transfer and any sale or transfer must be registered under the Act and such other securities laws unless an exemption from registration under the Act and such other securities laws covering the sale or transfer of such Issued Shares is available.

(vi)                                    Such Member’s Issued Shares are being acquired by such Member for such Member’s own sole benefit and account for investment and, other than Issued Shares that have been registered pursuant to the Registration Statement, not with a view to, or for resale in connection with, a public offering or distribution thereof.

(vii)                                 Such Member understands that the certificate or certificates representing such Member’s Issued Shares (if certificated), other than Issued Shares that have been registered pursuant to the Registration Statement, may be impressed with a legend stating that such Member’s Issued Shares are subject to restrictions on sale and transfer and have not been registered under the Act or any state securities laws and setting out or referring to the restrictions on the transferability and resale of such Member’s Issued Shares.

(viii)                              Such Member understands that stop transfer instructions in respect of such Member’s Issued Shares, other than Issued Shares that have been registered pursuant to the Registration Statement, may be issued to any transfer agent, transfer clerk or other agent at any time acting for Virtu.

Section 1.9                                   Virtu Sub Representations.  Each Virtu Sub hereby represents and warrants that it has no assets and has not conducted any business since its formation other than in connection with the transactions contemplated by the Reorganization Agreement.  In addition, Merger Sub hereby represents and warrants that it has elected to be classified as a corporation for U.S. federal income tax purposes, effective as of March 1, 2015.  Each Virtu Sub hereby acknowledges and understands that SL Temasek LLC and the Members are entering into this Agreement and the transactions contemplated hereby in reliance upon the representations given by such Virtu Sub in Section 3.1 of the Reorganization Agreement.

Section 1.10                            Virtu Representations.  Virtu hereby represents and warrants that the Issued Shares will be duly authorized by all necessary corporate action on the part of Virtu and, when issued, will be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.  Virtu hereby acknowledges and understands that SL Temasek LLC and the Members are entering into this Agreement and the transactions contemplated hereby in reliance upon the representations given by Virtu in Section 3.1 of the Reorganization Agreement.

Section 1.11                            Virtu Covenants.  Virtu hereby covenants and agrees to take all action necessary to cause the Virtu Subs to perform all of their respective agreements, covenants and obligations under this Agreement on a timely basis.  Virtu unconditionally guarantees to each of SL Temasek LLC and the Members the full and complete performance by the Virtu Subs of their respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of either Virtu Sub under this Agreement.  Virtu hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against either Virtu Sub, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 1.11 or elsewhere in this Agreement.

Section 1.12                            Tax Matters.

(a)                                 For any tax return of SL Temasek LLC for a taxable period that ends on or prior to the Closing Date that has not been filed before the Closing Date (any such tax return, a “Pre-Closing Tax Return”), the SLP Member shall prepare such Pre-Closing Tax Return in accordance with past practice and shall provide Virtu with such Pre-Closing Tax Return within ten (10) days of receiving the information described in the following sentence to review and comment on any such Pre-Closing Tax Return and shall accept all reasonable comments of Virtu to such Pre-Closing Tax Return provided at least ten (10) days prior to the due date for such Pre-Closing Tax Return (taking into account available extensions).  The Members shall provide Virtu with cash in an amount equal to the amount shown as due on such Pre-Closing Tax Return (as finally revised) at least five (5) days prior to such due date (or as soon as practicable thereafter if the information described in the following sentence is not timely provided); provided that (i) the SLP Member shall be solely responsible to pay any amount of such cash attributable to amounts described in Section 10.1(a)(iii) of the Equity Redemption and Purchase Agreement and (ii) each member shall only be responsible to pay its Pro Rata Percentage of any amount of such cash not described in the preceding clause (i).  At the SLP Member’s request (which shall occur at least thirty (30) days prior to the due date for such Pre-Closing Tax Return (taking into account available extensions)), Virtu shall and shall cause its subsidiaries (including Virtu Financial LLC) to provide the SLP Member with such information as is reasonably required to prepare any such Pre-Closing Tax Return (and shall to use its or their reasonable best efforts to provide such information no event later than twenty-five (25) days prior to such due date).  Virtu shall promptly cause such Pre-Closing Tax Return (as finally revised) to be filed after receipt thereof and any amount shown due thereon to be paid to the applicable taxing authority.  Any refunds due with respect to such Pre-Closing Tax Return shall be governed by Section 1.13(b).  The Members and Virtu shall reasonably cooperate in connection with the preparation and filing of any Pre-Closing Tax Returns.

(b)                                 After the Closing, the amount of any tax refunds (or credits in lieu of tax refunds) for a taxable period (or portion thereof) of SL Temasek LLC ending on or prior to the Closing Date received or realized by Virtu or any of the Constituent Entities shall be for the account of the Members (to be allocated based on such Member’s Pro Rata Percentage; provided that any such refunds or credits (or portion thereof) in respect of any taxable period (or portion thereof) ending on or prior to December 31, 2014 shall be 100% for the account of the SLP Member to the extent such refunds or credits would have been credited to the SLP Member under Section 6.3 of the Equity Redemption and Purchase Agreement).  Virtu shall pay, or cause to be paid, (i) in the case of any such refunds or credits (or portion thereof) which are 100% for the account of the SLP Member pursuant to the preceding sentence, to the SLP Member the full amount of any such refunds or credits (or portion thereof) and (ii) in the case of any such refunds or credits (or portions thereof) not governed by the preceding clause (i), to each Member such Member’s Pro Rata Percentage of the amount of any such refund or credit, in each case within ten (10) days after such refund or credit is received or realized, as the case may be.  Following the Closing, Virtu, Intermediate Holdings and each Member shall cooperate in filing any tax returns required to claim any such refunds or credits.

(c)                                  Subject to Section 1.13(d), (i) the parties to this Agreement intend for, and will use all reasonable best efforts to cause, the Mergers to qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code” and such qualification, the “Reorganization Treatment”), (ii) from and after the date of this Agreement and until Effective Time II, each party to this Agreement shall not, without the prior written consent of the other parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Mergers from qualifying for the Reorganization Treatment, and (iii) this Agreement and any related agreements shall constitute a plan of reorganization pursuant to Treasury Regulation Section 1.368-2(g); provided, that clauses (i) and (ii) above shall not limit the repurchase of the SLP Member’s Virtu Class A Stock, by Virtu in connection with the IPO (or the actions of any party to this Agreement in furtherance of such repurchase).

(d)                                 If any party to this Agreement (the “Determining Party”) reasonably determines that the Mergers are not “more likely than not” to qualify for the Reorganization Treatment because the “continuity of interest” requirement (within the meaning of Treasury Regulation Section 1.368-1(e) and related authority) may not be met (the “MLTN Determination”), the Determining Party shall promptly so notify in writing the other parties to this Agreement (the “Other Parties”).  Each Other Party shall have a period of fifteen (15) days after such notification to deliver in writing to the Determining Party notice of any objections to the MLTN Determination (and the basis for such objections) (the “Objections Notice”).  If an Objections Notice is timely delivered, the parties to this Agreement shall use their reasonable best efforts to resolve the dispute.  If the parties to this Agreement fail to resolve the dispute within fifteen (15) days after delivery of the Objections Notice, the dispute shall be resolved by a “Big 4” accounting firm mutually acceptable to such parties (the “Accounting Referee”).  The costs, fees and expenses of the Accounting Referee shall be borne fifty percent (50%) by Virtu and fifty percent (50%) by the Members (to be borne by each Member based on such Member’s Pro Rata Percentage).  If (i) an MLTN Determination is made and (ii) no Objections Notice is timely delivered or the MLTN Determination is agreed to by the Other Parties or upheld by the Accounting Referee, then Section 1.13(c) shall be void and of no effect and the parties shall report the Mergers for U.S. federal income tax purposes as (x) a qualified stock purchase (as defined in Section 338(d) of the Code) of SL Temasek LLC by Virtu, followed by (y) the complete liquidation of SL Temasek LLC into Virtu under Section 332 of the Code.

ARTICLE II

CONDITIONS PRECEDENT TO THE CLOSING; THE CLOSING

Section 2.1                                   Conditions Necessary for the Effectiveness of the Mergers. The satisfaction or waiver of the following conditions by each of the parties hereto shall be necessary for the effectiveness of each Merger:

(a)                                 Promptly following the execution hereof, each of the Constituent Entities party to such Merger shall deliver to the other evidence of the adoption of this Agreement, and the approval of such Merger, by the requisite vote of its members and stockholders, as applicable;

(b)                                 The following agreements shall have been executed and delivered by each of the parties thereto to each of the other parties thereto and such agreements shall be in full force and effect prior to, or substantially contemporaneously with, the Closing (as defined below);

(i)                                     the underwriting agreement relating to the IPO by and between Virtu and the underwriters of the IPO;

(ii)                            the Company LLC Agreement (as such term is defined in the Reorganization Agreement);

(iii)                         the Stockholders Tax Receivable Agreement;

(iv)                        the Tax Receivable Agreement by and between SLP Virtu Investors, LLC, Silver Lake Technology Associates III, L.P. and Virtu;

(v)                           the Stockholders Agreement (as defined in the Reorganization Agreement); and

(vi)                        the Registration Rights Agreement (as defined in the Reorganization Agreement).

Section 2.2                                   The Closing.  The consummation of the Mergers (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, on a date to be mutually agreed upon by the parties (the “Closing Date”).

Section 2.3                                   Closing Date Events.  At the Closing, the Constituent Entities party to such Merger shall cause the applicable Certificate of Merger to be filed as provided in Section 1.2.

ARTICLE III

MISCELLANEOUS

Section 3.1                                   Termination.  Notwithstanding anything herein to the contrary, this Agreement and the Mergers may be terminated or abandoned by written agreement of each of Virtu, the Virtu Subs, SL Temasek LLC and each Member at any time prior to Effective Time I and there shall be no further liability on the part of any of the parties hereto.

Section 3.2                                   Further Assurances.  If at any time either Surviving Entity shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest in such Surviving Entity the title to any property or rights of the applicable Constituent Entities, the members and officers of such Constituent Entities shall grant the members and officers of such Surviving Entity a limited power of attorney to execute and make all such proper assignments and assurances in law and to do all things reasonably necessary and proper to thus vest such property or rights in such Surviving Entity, and otherwise to carry out the purposes of this Agreement.

Section 3.3                                   Binding Agreement.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

Section 3.4                                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 3.5                                   Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.3 of the Reorganization Agreement shall be deemed effective service of process on such party.

Section 3.6                                   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.7                                   Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement may be executed by facsimile or electronic mail signature(s).  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 3.8                                   Entire Agreement.  This Agreement and the Reorganization Documents (as defined in the Reorganization Agreement) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.  Nothing in this Agreement shall create any third-party beneficiary rights in favor of any person or other party hereto.

Section 3.9                                   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first written above.

VIRTU FINANCIAL, INC.

By:	/s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: Chief Executive Officer

VIRTU FINANCIAL MERGER SUB LLC
By: Virtu Financial, Inc., its sole member

By:	/s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: Chief Executive Officer

VIRTU FINANCIAL INTERMEDIATE HOLDINGS LLC
By: Virtu Financial, Inc., its sole member

By:	/s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SLP III EW FEEDER LLC

By: SLP III EW FEEDER I, L.P., its managing member

By: Silver Lake Technology Associates III, L.P., its general partner

By: SLTA III (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

/s/ Michael Bingle
By: Michael Bingle
Title: Managing Member

SLP III EW FEEDER I, L.P.

By: Silver Lake Technology Associates III, L.P., its general partner

By: SLTA III (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

/s/ Michael Bingle
By: Michael Bingle
Title: Managing Member

[Signature Page to Agreement and Plan of Merger]

HAVELOCK FUND INVESTMENTS PTE LTD.

By:	/s/ PNG Chin Yee
Name:	PNG Chin Yee
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Schedule A

Member	Units	Pro Rata Percentage of cash distributions paid or payable	Issued Virtu Shares
SLP III EW Feeder I, L.P.	57,856,437.48 Class A Units	57.85643748%	6,445,982.00
	1 Class M Unit
Havelock Fund Investments Pte Ltd.	42,143,562.52 Class B Units	42.14356252%	5,139,691.00
	Total	100%	11,585,673.00

EXHIBIT A-1

CERTIFICATE OF MERGER

OF

VIRTU FINANCIAL MERGER SUB LLC
(a Delaware limited liability company)

INTO

SLP III EW FEEDER LLC
(a Delaware limited liability company)

Pursuant to the provisions of Section 18-209 of the Delaware Limited Liability Company Act (the “Act”), the undersigned DO HEREBY CERTIFY THAT:

1.                                      The name and jurisdiction of formation or organization of the entities that are to merge (the “Constituent Entities”) are Virtu Financial Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and SLP III EW Feeder LLC, a Delaware limited liability company (“SL Temasek LLC”), and

2.                                      An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 18-209 of the Act.

3.                                      Pursuant to the Merger Agreement, Merger Sub shall be merged with and into SL Temasek LLC (the “Merger”), with SL Temasek LLC as the surviving entity (the “Surviving Entity”), whose name following the Merger shall remain unchanged.

4.                                      The Merger is to become effective as of 11:00 pm Delaware time on April 15, 2015.

5.                                      The executed Merger Agreement is on file at the principal place of business of the Surviving Entity, the address of which is 900 Third Avenue, New York, NY 10022.

6.                                      A copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member of either of the Constituent Entities.

IN WITNESS WHEREOF, this certificate has been executed as of April           , 2015 by the undersigned.

VIRTU FINANCIAL MERGER SUB LLC

By:	/s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: Chief Executive Officer

[Signature Page to Certificate of Merger – Merger I]

SLP III EW FEEDER LLC

By: SLP III EW FEEDER I, L.P., its managing member
By: Silver Lake Technology Associates III, L.P., its general partner

By: SLTA III (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its sole member

/s/ Michael Bingle
By: Michael Bingle
Title: Managing Member

[Signature Page to Certificate of Merger – Merger I]

EXHIBIT A-2

CERTIFICATE OF MERGER

OF

SLP III EW FEEDER LLC
(a Delaware limited liability company)

INTO

VIRTU FINANCIAL INTERMEDIATE HOLDINGS LLC
(a Delaware limited liability company)

Pursuant to the provisions of Section 18-209 of the Delaware Limited Liability Company Act (the “Act”), the undersigned DO HEREBY CERTIFY THAT:

1.                                      The name and jurisdiction of formation or organization of the entities that are to merge (the “Constituent Entities”) are SLP III EW Feeder LLC, a Delaware limited liability company (“SL Temasek LLC”), and Virtu Financial Intermediate Holdings LLC, a Delaware limited liability company (“Intermediate Holdings”).

2.                                      An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 18-209 of the Act.

3.                                      Pursuant to the Merger Agreement, SL Temasek LLC shall be merged with and into Intermediate Holdings (the “Merger”), with Intermediate Holdings as the surviving entity (the “Surviving Entity”), whose name following the Merger shall remain unchanged.

4.                                      The Merger is to become effective as of 11:01 pm Delaware time on April 15, 2015 (but in no event prior to the effectiveness of the merger of Virtu Financial Merger Sub LLC, a Delaware limited liability company, with and into SL Temasek LLC contemplated by the certificate of merger filed with the Secretary of State of the State of Delaware).

5.                                      The executed Merger Agreement is on file at the principal place of business of the Surviving Entity, the address of which is 900 Third Avenue, New York, NY 10022.

6.                                      A copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member of either of the Constituent Entities.

IN WITNESS WHEREOF, this certificate has been executed as of April          , 2015 by the undersigned.

SLP III EW FEEDER LLC

By:	/s/ Michael Bingle
Name: Michael Bingle
Title: Managing Member

[Signature Page to Certificate of Merger – Merger II]

VIRTU FINANCIAL INTERMEDIATE HOLDINGS LLC

By:	/s/ Douglas A. Cifu
Name: Douglas A. Cifu
Title: Chief Executive Officer

[Signature Page to Certificate of Merger – Merger II]